Exhibit 4



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ticketmaster Group, Inc.:

We have audited the accompanying consolidated balance sheets of Ticketmaster Group, Inc. and subsidiaries as of January 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the years in the three year period ended January 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ticketmaster Group, Inc. and subsidiaries as of January 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended January 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
March 12, 1997, except for Notes 13 and 14, which are as of April 17, 1997


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                             JANUARY 31,
                                                                       -----------------------
                                                                         1996          1997
                                                                       ---------     ---------
Current assets:
  Cash and cash-equivalents........................................    $  34,004     $  60,880
  Accounts receivable, ticket sales................................        8,644        12,014
  Accounts receivable, other.......................................        3,783         8,884
  Inventory........................................................          623         4,093
  Prepaid expenses.................................................        5,491         8,079
                                                                       ---------     ---------
          Total current assets.....................................       52,545        93,950
  Property, equipment and leasehold improvements, net..............       12,776        32,923
  Investments in and advances to affiliates........................        9,784         7,308
  Cost in excess of net assets acquired, net.......................       13,645        65,074
  Intangible and other assets, net.................................       11,447        26,031
  Deferred income taxes, net.......................................        5,200         3,948
                                                                       ---------     ---------
                                                                       $ 105,397     $ 229,234
                                                                       =========     =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Current portion of long-term debt................................    $      45     $     190
  Accounts payable, trade..........................................        5,352        10,767
  Accounts payable, clients........................................       31,318        35,842
  Accrued expenses.................................................        6,691        16,863
  Deferred revenue.................................................        5,165         9,233
                                                                       ---------     ---------
          Total current liabilities................................       48,571        72,895
Long-term debt, net of current portion.............................      159,864       127,514
Deferred rent and other............................................        3,627         7,400
Minority interests.................................................        1,128            80
Shareholders' equity (deficiency):
  Preferred stock..................................................           --            --
  Common stock, no par value, authorized 80,000,000 shares, issued            --            --
     and outstanding 15,310,405 and 24,739,715 shares at January
     31, 1996 and 1997, respectively...............................
  Additional paid-in capital.......................................           --       127,466
  Cumulative currency translation adjustment.......................           --           (53)
  Accumulated deficit..............................................     (107,793)     (106,068)
                                                                       ---------     ---------
          Total shareholders' equity (deficiency)..................     (107,793)       21,345
                                                                       ---------     ---------
                                                                       $ 105,397     $ 229,234
                                                                       =========     =========

                See notes to consolidated financial statements.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                  YEAR ENDED JANUARY 31,
                                                         ----------------------------------------
                                                            1995           1996           1997
                                                         ----------     ----------     ----------
Revenue:
  Ticketing operations.................................  $  176,989     $  154,851     $  205,491
  Concession control systems...........................          --             --         12,401
  Publications.........................................       4,640          4,198         10,769
  Merchandising........................................       1,321          2,201          2,300
                                                           --------       --------       --------
                                                            182,950        161,250        230,961
                                                           --------       --------       --------
Operating costs, expenses and other items:
  Ticketing operations.................................     112,695         97,147        122,243
  Ticketing selling, general and administrative........      28,917         27,748         35,789
  Concession control systems operations................          --             --          7,377
  Concession control systems selling, general and
     administrative....................................          --             --          5,995
  Publications.........................................       2,908          9,129         17,965
  Merchandising........................................       1,222          1,891          2,141
  Corporate general and administrative.................      13,722         14,758         16,849
  Write off of in process research and development.....       7,500             --             --
  Depreciation.........................................       4,614          4,868          6,714
  Amortization of goodwill.............................       1,858          1,925          2,356
  Amortization of other................................       6,829          2,532          3,474
  Equity in net income of unconsolidated affiliates....      (1,360)        (1,458)        (3,605)
                                                           --------       --------       --------
          Operating income.............................       4,045          2,710         13,663
Other (income) expenses:
  Interest expense, net................................      12,409         12,782         11,508
  Minority interests...................................         984            273            300
  Gain on sale of unconsolidated affiliate.............          --             --         (3,195)
                                                           --------       --------       --------
          Income (loss) before income taxes............      (9,348)       (10,345)         5,050
Income tax provision (benefit).........................      (2,670)        (2,250)         3,258
                                                           --------       --------       --------
          Net income (loss)............................  $   (6,678)    $   (8,095)    $    1,792
                                                           ========       ========       ========
Net income (loss) per share............................  $    (0.44)    $    (0.53)    $     0.10
                                                           ========       ========       ========
Weighted average number of common shares outstanding...  15,310,405     15,310,405     17,243,626
                                                           ========       ========       ========

                See notes to consolidated financial statements.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                      PREFERRED STOCK
                      NO PAR (NUMBER    COMMON STOCK, NO PAR                  CUMULATIVE      RETAINED         TOTAL
                        OF SHARES)       (NUMBER OF SHARES)      ADDITIONAL    CURRENCY      EARNINGS/     SHAREHOLDERS'
                       REDEEMABLE/     -----------------------    PAID-IN     TRANSLATION   (ACCUMULATED      EQUITY
                       CONVERTIBLE      SERIES A      SERIES B    CAPITAL     ADJUSTMENT      DEFICIT)     (DEFICIENCY)
                      --------------   ----------     --------   ----------   -----------   ------------   -------------
BALANCE AT JANUARY
  31, 1994..........       --          15,262,704       47,701    $     --      $    --      $  (93,020)     $ (93,020)
Common stock
  conversion........       --              47,701      (47,701)         --           --              --             --
Net loss............       --                  --           --          --           --          (6,678)        (6,678)
                       ------          ----------      -------     -------       ------        --------       --------
BALANCE AT JANUARY
  31, 1995..........       --          15,310,405           --          --           --         (99,698)       (99,698)
Net loss............       --                  --           --          --           --          (8,095)        (8,095)
                       ------          ----------      -------     -------       ------        --------       --------
BALANCE AT JANUARY
  31, 1996..........       --          15,310,405           --          --           --        (107,793)      (107,793)
Foreign currency
  translation
  adjustment........       --                  --           --          --          (53)             --            (53)
Preferred Stock
  issued............        1                  --           --      27,000           --              --         27,000
Preferred Stock
  converted.........       (1)          1,862,069           --          --           --              --             --
Dividends on
  Preferred Stock...       --                  --           --          --           --             (67)           (67)
Public sale of
  Common Stock at
  $14.50 per share
  (IPO Price), net
  of expenses.......       --           7,250,000           --      95,866           --              --         95,866
Issuance of Common
  Stock for a
  Minority
  Interest..........       --             317,241           --       4,600           --              --          4,600
Net income..........       --                  --           --          --           --           1,792          1,792
                       ------          ----------      -------     -------       ------        --------       --------
BALANCE AT JANUARY
  31, 1997..........       --          24,739,715           --    $127,466      $   (53)     $ (106,068)     $  21,345
                       ======          ==========      =======     =======       ======        ========       ========

                See notes to consolidated financial statements.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                        YEAR ENDED JANUARY 31,
                                                                                 -------------------------------------
                                                                                   1995          1996          1997
                                                                                 ---------     ---------     ---------
Cash flows from operating activities:
  Net income (loss)............................................................  $  (6,678)    $  (8,095)    $   1,792
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
      Depreciation and amortization............................................     13,301         9,325        12,544
      Income attributable to minority interests................................        984           273           300
      Equity in net income of unconsolidated affiliates........................     (1,360)       (1,458)       (3,605)
      Gain on sale of unconsolidated affiliate.................................         --            --        (3,195)
      Deferred income taxes....................................................     (4,200)       (1,830)        1,252
Changes in operating assets and liabilities net of effects from purchase of venturers' interests:
    Accounts receivable, ticket sales..........................................      1,797         3,385          (299)
    Accounts receivable, other.................................................       (624)       (1,693)         (216)
    Inventory..................................................................        520          (223)          424
    Prepaid expenses...........................................................     (1,036)          393        (1,196)
    Accounts payable, trade....................................................       (501)        1,783           457
    Accounts payable, clients..................................................      7,632        (5,876)       (2,981)
    Accrued expenses...........................................................      4,036        (3,432)        3,653
    Deferred revenue...........................................................     (1,409)        3,090         2,149
    Deferred rent and other....................................................       (153)        1,290         4,506
                                                                                 ---------     ---------     ---------
      Net cash provided by (used in) operating activities......................     12,309        (3,068)       15,585
                                                                                 ---------     ---------     ---------
Cash flows from investing activities:
  Proceeds from sale of unconsolidated affiliate...............................         --            --         6,600
  Purchase of property, equipment and leasehold improvements...................     (6,838)       (3,644)      (21,796)
  Payments for investments in affiliates.......................................     (2,586)       (7,736)       (4,309)
  Cash distributions received from affiliates..................................      4,060         5,760         3,240
  Cost in excess of net assets acquired........................................     (3,250)       (2,225)           --
  Intangible and other assets..................................................     (5,939)       (1,607)         (305)
  Purchase of minority interest for cash.......................................         --            --        (6,000)
  Payment for acquisitions of venturers' and licensees interests, net of cash
    acquired...................................................................         --            --       (21,182)
                                                                                 ---------     ---------     ---------
      Net cash used in investing activities....................................    (14,553)       (9,452)      (43,752)
                                                                                 ---------     ---------     ---------
Cash flows from financing activities:
  Net proceeds from IPO........................................................         --            --        95,866
  Dividends paid...............................................................         --            --           (67)
  Proceeds from long-term debt.................................................    161,036       136,339        70,999
  Reduction of long-term debt..................................................   (144,910)     (128,029)     (111,401)
  Distributions to minority shareholders.......................................     (1,040)         (538)         (301)
                                                                                 ---------     ---------     ---------
      Net cash provided by financing activities................................     15,086         7,772        55,096
                                                                                 ---------     ---------     ---------
Effect of exchange rate on cash and cash-equivalents...........................         --            --           (53)
                                                                                 ---------     ---------     ---------
      Net increase (decrease) in cash and cash-equivalents.....................     12,842        (4,748)       26,876
Cash and cash-equivalents, beginning of year...................................     25,910        38,752        34,004
                                                                                 ---------     ---------     ---------
Cash and cash-equivalents, end of year.........................................  $  38,752     $  34,004     $  60,880
                                                                                 =========     =========     =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest...................................................................  $  14,268     $  12,913     $  12,623
    Income taxes...............................................................      4,256           997         2,738

    Supplemental schedule of noncash investing and financing activities:

    During the fiscal year ended January 31, 1997, Ticketmaster acquired the 50% interest of its partners in the European and Indiana Joint Ventures and in the Pacer Joint Venture, the 20% interests of the minority shareholders in the Texas and Florida operations, and the license rights and related assets of its Delaware Valley (Philadelphia) licensee. In conjunction with the acquisitions, liabilities were assumed as follows:

        Fair value of assets acquired.............................................................  $92,576
        Cash paid for venturers' and licensee's interests.........................................   37,600
        Stock issued for venturer's interest......................................................   31,600
                                                                                                    -------
                                                                                                    $23,376
                                                                                                    =======

                See notes to consolidated financial statements.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Ticketmaster Group, Inc. and subsidiaries (the Company) is the leading provider of automated ticketing services in the United States with clients including the country's foremost entertainment facilities, promoters and professional sports franchises. The Company provides automated ticketing services to organizations that sponsor events which enable patrons alternatives to purchasing tickets through operator-staffed call centers, the Internet and independent sales outlets remote to the facility box office. On November 22, 1996 the Company completed its Initial Public Offering (IPO).

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and majority (80% or greater) owned companies and joint ventures. Investments in companies and joint ventures, which ownership interests range from 20-50% and in which the Company exercises significant influence over operating and financial policies, are accounted for using the equity method at cost plus advances, increased or decreased by the Company's share of earnings or losses, less dividends received. All significant intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION

     Revenue from ticket operations is recognized as tickets are sold. Revenue from all other sources are recognized either upon delivery or when the service is provided.

CASH AND CASH EQUIVALENTS

     The Company classifies all highly liquid debt instruments purchased with an original maturity of three months or less as cash equivalents.

ACCOUNTS RECEIVABLE, TICKET SALES

     Accounts receivable, ticket sales are principally from ticketing outlets and represent the face value of the tickets sold plus convenience charges, generally net of outlet commissions. The Company performs credit evaluations of new ticket outlets, which are reviewed and updated periodically, requiring collateral as circumstances warrant.

INVENTORY

     Inventory, consisting primarily of systems hardware, maintenance parts and supplies, is stated at the lower of cost (first-in, first out) or market.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets of three to forty years or, for leasehold improvements, the term of the lease, if shorter. When assets are retired or otherwise disposed of, the cost is removed from the asset account and the corresponding accumulated depreciation is removed from the related allowance account and any gain or loss is reflected in results of operations.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COST IN EXCESS OF NET ASSETS ACQUIRED

     The cost in excess of net assets acquired represents amounts allocated to goodwill through the purchase of other businesses, ticketing operations and minority interests and is being amortized by the straight-line method principally over terms ranging from five to thirty years.

ACCOUNTS PAYABLE, CLIENTS

     Accounts payable, clients represents contractual amounts due to clients for tickets sold by the Company on behalf of the organizations that sponsor events.

DEFERRED REVENUE

     Deferred revenue primarily consists of subscription revenue related to publications, maintenance revenue related to Concession Control Systems and sponsorship revenue related to ticketing operations. Deferred publications revenue is recognized pro rata on a monthly basis, over the life of the subscriptions. Costs in connection with the procurement of the subscriptions are charged to expense pro rata on a monthly basis, over the life of the subscriptions. Deferred maintenance revenue is recognized over the term (generally 1 year) of the agreements on a straight-line basis. Deferred sponsorship revenue and the related costs are recognized over the term of the agreements on a straight-line basis.

INCOME TAXES

     Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to the differences between the financial statement carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FOREIGN CURRENCY TRANSLATION

     The consolidated financial statements of foreign subsidiaries are translated into U.S. dollars. Gains and losses resulting from translation are accumulated in a separate component of shareholders' equity (deficiency) until the investment in the foreign entity is sold or liquidated. Gains and losses on currency transactions were immaterial for all years presented.

CONCENTRATION OF CREDIT RISK

     The Company places its temporary cash investments principally in commercial paper with large domestic and international companies and limits the amount of credit exposure in any one company.

INCOME (LOSS) PER SHARE

     Income (loss) per share is based on the weighted average number of Common Shares outstanding, as adjusted for the reverse stock split (note 8) for all years presented.

     Pursuant to the requirements of the Securities and Exchange Commission, Common Shares and stock options issued by the Company during the twelve months immediately preceding an initial public offering have been included in the calculation of the weighted average shares outstanding as if they were outstanding for all periods presented using the treasury stock method.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FINANCIAL INSTRUMENTS

     The estimated fair values of cash, accounts receivable, notes receivable, accounts payable, accrued expenses, income taxes payable and long term debt approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK OPTION PLAN

     Prior to February 1, 1996, the Company accounted for its Stock Option Plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On February 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant or, alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on February 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations or liquidity.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 specifies new standards designed to improve the earnings per share (EPS) information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision and (c) revising the contingent share provision and the supplemental EPS data requirements. SFAS No. 128 also


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company has not determined the impact of the implementation of SFAS No. 128.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years financial information to conform with the current year presentation.

(2) PROPERTY, EQUIPMENT & LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consisted of the following (in thousands):


                                                                      JANUARY 31,
                                                                 ---------------------
                                                                   1996         1997
                                                                 --------     --------
        Computer equipment.....................................  $ 17,203     $ 28,287
        Building...............................................        --       12,784
        Telephone equipment and furnishings....................     7,688       11,611
        Transportation equipment...............................       642        1,124
        Leasehold improvements.................................     3,516        4,661
                                                                 ---------    ---------
                                                                   29,049       58,467
        Less accumulated depreciation and amortization.........   (16,273)     (25,544)
                                                                 ---------    ---------
                                                                 $ 12,776     $ 32,923
                                                                 =========    =========

(3) INVESTMENTS IN AND ADVANCES TO AFFILIATES

     Investments in Joint Ventures, which the Company refers to also as affiliates or "affiliated companies", consisted of the following (in thousands):


                                                                       JANUARY 31,
                                                                    ------------------
                                                                     1996        1997
                                                                    -------     ------
        Investments in Ticketing Joint Ventures...................  $ 7,458     $6,655
        Investment in Pacer Joint Venture (defined in note 4).....   (2,430)        --
        Advances to Pacer Joint Venture...........................    2,000         --
        Investment in and advances to VJNIL (defined below).......    2,270         --
        Other investments.........................................      486        653
                                                                    --------    -------
                                                                    $ 9,784     $7,308
                                                                    ========    =======

     All of the above investments are accounted for under the equity method. The Company is managing general partner of each of the Joint Ventures.

  Ticketing Joint Ventures

     At January 31, 1997, the Company's investments in Ticketing Joint Ventures consist of a 50% interest in both Ticketmaster-Northwest and Ticketmaster-Australia, a 33% interest in Ticketmaster-Southeast and a 27% interest in Ticketmaster-Mexico. In fiscal 1997, the Company acquired controlling interests in Ticketmaster-Indiana, Ticketmaster-UK Limited and TM-Europe Group (see note 4). Prior to the fiscal 1997


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) INVESTMENTS IN AND ADVANCES TO AFFILIATES (CONTINUED)

acquisition dates, the Company had a 50% interest in these Joint Ventures and, accordingly, classified these investments as affiliates and accounted for them using the equity method of accounting.

     On December 1, 1995, the Company entered into a series of agreements which resulted in the acquisition of a 50% interest in Joint Ventures with its former licensee in Melbourne, Australia for Australian $2.8 million (approximately US $2 million). In March 1996, an additional Australian $400,000 (approximately US $300,000) was paid in accordance with certain contingent consideration provisions of the Joint Venture Agreement for a total investment of Australian $3.2 million (approximately US $2.3 million).

     On October 10, 1996, the Company acquired a 27% equity interest in the Company's Mexican licensee from a third party for $1.8 million in cash and 5% of net distributions (as defined) received with respect to such 27% equity interest from the Mexican operation through December 31, 1998. Pursuant to a letter of intent, the Company and the majority owner of its licensee (CIE) intend to enter into a development agreement to operate in Central and South America using the Company's trademark and technology in exchange for a 22.99% portion of CIE's 73% ownership interest in the Company's Mexican licensee. Upon completion of these two transactions, the Company will have a 50.01% equity interest in future ticketing and service entities in Central America and South America and will have a 49.99% equity interest in existing and future ticketing service entities in Mexico.

     Summarized financial information of the unconsolidated Ticketing Joint Ventures is presented below (in thousands):


                                                                            YEAR ENDED
                                                                            JANUARY 31,
                                                                               1997
                                                                            -----------
        COMBINED RESULTS OF OPERATIONS:
        Revenues..........................................................    $54,577
        Operating income..................................................     10,087
        Net income........................................................     10,032




                                                                            JANUARY 31,
                                                                               1997
                                                                            -----------

        COMBINED FINANCIAL POSITION:
        Total assets....................................................      $24,739
        Total liabilities...............................................       12,551
        Venturers' capital..............................................       12,188

  Pacer/CATS/CCS

     During the years ended January 31, 1995 and 1996, the Company held a 50% interest in and served as the managing general partner of the Pacer Joint Venture. On July 29, 1996, the Company acquired the remaining 50% equity interest in the Pacer Joint Venture from WIL, Incorporated (WIL) (see note 4).

  Video Jukebox Network International Limited (VJNIL)

     On June 30, 1995, the Company acquired 50% of the common stock in VJNIL for $2.2 million in cash and commitments for future management services equivalent to $1 million. Also, on June 30, 1995, the Company loaned VJNIL $1.5 million. On October 29, 1996, the Company received $5.0 million for its interest in VJNIL and $1.6 million as repayment of the note plus interest. A $3.2 million gain on the transaction was recognized.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) BUSINESS ACQUISITIONS

     All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price plus liabilities assumed exceeded the fair value of tangible assets by approximately $65 million, of which approximately $14.5 million was allocated to purchased user agreements with the remaining excess of the estimated fair value of the net assets acquired amounting to approximately $50.5 million, which is being accounted for as goodwill. Purchased user agreements are being amortized over the contract life generally three to ten years, while goodwill is being amortized primarily over 30 years.

  Ticketing Joint Ventures and Licensees

     On February 12, 1996 the Company completed the acquisition of certain assets of Tennessee Performing Arts Center Management Corporation, which manages a ticket selling business within the State of Tennessee, for a purchase price of $1.6 million.

     On June 7, 1996, the Company acquired the minority interests held by its joint venture partner in Ticketmaster UK Limited and Ticketmaster Europe Group. The purchase consideration was $6 million in cash and an Exchangeable Promissory Note (the Note) in the principal amount of $5 million, bearing interest at the prime rate. The Note plus interest was paid in full in November 1996.

     On August 31, 1996, the Company purchased certain assets of its Albuquerque, New Mexico licensee, which manages a ticket distribution business in Albuquerque, New Mexico, for a purchase price of $150,000.

     On October 3, 1996, the Company acquired the license rights and related assets of its Delaware Valley (Philadelphia) licensee, which manages a ticket distribution business primarily in Philadelphia, Pennsylvania for $19 million in cash.

     On November 22, 1996, the Company completed the acquisition of the 50% equity interest of its partner in Ticketmaster-Indiana. In connection with this transaction, the Company issued 1,862,069 shares of Common Stock having an aggregate value of $27 million based on the IPO Price per share (also, see note
8).

     On November 25, 1996, the Company acquired the 20% equity interest of the minority shareholder in Southwest Ticketing, Inc., the Company's consolidated operating subsidiary in Texas, for $6 million in cash. With the acquisition, the Company increased its ownership interest to 100%.

     Also, on November 25, 1996, the Company acquired the 20% equity interest of the minority shareholder in Ticketmaster-Florida, Inc., the Company's consolidated operating subsidiary in Florida. In connection with the acquisition, the Company issued 317,241 shares of Common Stock (having a value of $4.6 million based upon the IPO Price per share). With the acquisition, the Company increased its ownership interest to 100%.

  Pacer/CATS/CCS

     On July 29, 1996, the Company acquired the 50% interest held by its joint venture partner in Pacer/CATS/CCS - a Wembley/Ticketmaster Joint Venture (the Pacer Joint Venture) which business is to develop, design and service stand-alone computer tickets systems, as well as other management information systems to be used in various venues, including motion picture theaters, stadiums, arenas and amusement parks. With the acquisition, the Company increased its ownership interest to 100%.

     Consideration paid by the Company in connection with its initial 50% interest in the Pacer Joint Venture and the subsequent 50% interest purchased from WIL aggregated approximately $16 million in cash and the assumption of $7.5 million of debt. WIL's contribution to the Pacer Joint Venture included certain ticketing technology in development and employment contracts with covenants-not-to-compete, for which the Com-


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) BUSINESS ACQUISITIONS (CONTINUED)

pany paid $7.5 million and $3.75 million, respectively. The technology in development was expensed as research and development cost by the Company. During the year ended January 31, 1995, the covenants-not-to-compete were charged to expense, as it was determined that this intangible had no future value to the Company. The remaining $3.25 million of the Company's excess investment over the underlying equity in the Pacer Joint Venture has been recorded as cost in excess of net assets acquired and is being amortized using the straight line method over a period of seven and a half years.

  Proforma Financial Results

     The following pro forma information presents a summary of consolidated results of the Company, the European, Indiana and Pacer Joint Ventures, the Delaware Valley (Philadelphia) and Mexico licensees and the Texas and Florida operating subsidiaries for the years ended January 31, 1996 and 1997 assuming the acquisitions had been made as of February 1, 1995, with pro forma adjustments to give affect to amortization of goodwill and purchased user agreements, interest on the related acquisitions and the related income tax effect utilizing a statutory rate for Federal taxes equal to 34%, for state and foreign taxes equal to the rate applicable in each jurisdiction. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective on February 1, 1995.


                                                         FISCAL YEAR ENDED JANUARY 31
                                                        ------------------------------
                                                          1996             1997
                                                        --------     -----------------
                                                          (IN THOUSANDS, EXCEPT PER
                                                                SHARE AMOUNTS)
            Total revenue.............................  $223,666         $ 270,851
            Net income (loss).........................    (6,076)            1,989
            Income (loss) per share...................     (0.40)             0.12

     Pro forma results of operations have not been presented for the Nashville or the New Mexico acquisitions because the pro forma effects of these acquisitions are not significant.

(5) INTANGIBLE AND OTHER ASSETS, NET

     Intangible and other long term assets consisted of the following (in thousands):


                                                                       JANUARY 31,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
        Purchased user agreements................................  $ 5,949     $20,320
        Covenants not to compete.................................    1,274       1,072
        Other....................................................    2,674       3,199
        Note Receivable..........................................    1,550       1,440
                                                                   -------     -------
                                                                   $11,447     $26,031
                                                                   =======     =======

     The purchased user agreements and other long term assets are being amortized generally in accordance with the contract terms, primarily on a straight-line basis, including any annual minimum guarantees specified by the contract. The lives of the contracts generally range from 2 to 10 years. The covenants not to compete are being amortized using the straight-line method over the lives of the noncompetition agreements, principally ranging from 2 to 25 years. Other long term assets include debt issue costs.

     Notes receivable consists of the long term portion of a $2 million note entered into with a former related party in May 1995. The $2 million note bears an interest rate of prime (8.25% at January 31, 1997) plus 1% and is due in monthly installments through April 30, 1998 with the balance due on May 31, 1998.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):


                                                                              JANUARY 31,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
Notes payable to bank on revolving loan ($100 million at January 31,
  1996, $175 million at January 31, 1997, respectively),
  collateralized by substantially all of the Company's assets, payable on December 31, 1999; bearing interest at the London
  Inter-Bank Offering Rate (5.5% and 5.4% at January 31, 1996 and
  1997, respectively) plus the applicable margin, as defined (1.625%
  at January 31, 1996 and 1997, respectively)........................    $ 84,800     $120,000
Notes payable to bank on term loan collateralized by substantially all of the Company's assets and certain publicly traded common stock pledged by the majority shareholder, paid in November 1996:
  bearing interest at the London Inter-Bank Offering Rate (5.5% at
  January 31, 1996), plus the applicable margin, as defined (1.625%
  at January 31, 1996)...............................................      75,000           --
Notes payable to bank on term loan collateralized by substantially all of Pacer's assets, interest at prime (8.25% at January 31,
  1997) plus 0.25% or at the Inter-Bank Offering Rate plus 225 basis points; interest payable monthly; principal payable monthly
  beginning July 31, 1997 with the balance due on June 30, 1999......          --        7,500
Other................................................................         109          204
                                                                         --------     --------
                                                                          159,909      127,704
Less current portion.................................................          45          190
                                                                         --------     --------
                                                                         $159,864     $127,514
                                                                         ========     ========

     Annual principal payments due subsequent to January 31, 1997 are as follows (in thousands):

                  Year ending January 31:
                    1998........................................    $    190
                    1999........................................         764
                    2000........................................     126,750
                                                                    --------
                                                                    $127,704
                                                                    ========

     Aggregate bank group commitment under the terms of the Company's revolving loan agreement, currently equals $175 million reducing to $165 million at December 31, 1997 and $150 million at December 31, 1998.

     The Company's revolving credit and term loans borrowing agreements with its bank group are subject to certain restrictive covenants relating to, among other things, net worth, cash flows and capital expenditures. The Company was in compliance with its restrictive covenants or has obtained the necessary waivers from its bank for the fiscal years ended January 31, 1995, 1996 and 1997. In addition, the Company's credit agreements impose certain restrictions on the payment of dividends to the Company's shareholders.

     The Company has issued standby letters of credit totaling $0.2 million on January 31, 1997.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) INCOME TAXES

     Deferred income taxes result from temporary differences in the tax and financial reporting bases of certain assets and liabilities. The sources of these differences and the tax effect of each were as follows (in thousands):


                                                                        JANUARY 31,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Deferred tax assets:
        Investments in affiliates due to equity in net loss and
          amortization period differences........................    $5,125     $3,305
        Deferred revenue.........................................       975      1,545
        Contributions............................................       375        630
        State and local taxes....................................       130         45
        Other....................................................        50         --
                                                                     ------     ------
                  Total deferred tax assets......................     6,655      5,525
        Deferred tax liabilities:
        Other intangible assets, principally due to
          amortization...........................................       880        600
        Equipment and leasehold improvements, principally due to
          depreciation...........................................       575        265
        Cost in excess of net assets acquired, principally due to
          amortization...........................................        --        415
        Other....................................................        --        297
                                                                     ------     ------
                  Total deferred tax liabilities.................     1,455      1,577
                                                                     ------     ------
                       Net deferred tax assets...................    $5,200     $3,948
                                                                     ======     ======

     In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of January 31, 1997, the Company had not provided a valuation allowance to reduce the net deferred tax assets due to the Company's expectation of future taxable income against which the deferred tax asset may be realized.

     The provision/(benefit) for income taxes consisted of the following (in thousands):


                                                            YEARS ENDED JANUARY 31,
                                                         ------------------------------
                                                          1995        1996        1997
                                                         -------     -------     ------
        Current:
          Federal......................................  $   510     $(1,500)    $  545
          State........................................    1,020       1,080      1,330
          Foreign......................................       --          --        130
                                                         -------     -------     ------
                                                           1,530        (420)     2,005
                                                         -------     -------     ------
        Deferred:
          Federal......................................   (3,446)     (1,595)     1,092
          State........................................     (754)       (235)       161
                                                         -------     -------     ------
                                                          (4,200)     (1,830)     1,253
                                                         -------     -------     ------
        Total income tax provision (benefit)...........  $(2,670)    $(2,250)    $3,258
                                                         =======     =======     ======


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) INCOME TAXES (CONTINUED)

     The following is a reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate:


                                                               YEARS ENDED JANUARY 31,
                                                               -----------------------
                                                               1995      1996      1997
                                                               ---       ---       ---
        Statutory Federal income tax expense.................  (34)%     (34)%      34%
        State income taxes, net of Federal benefit...........    2         5        20
        Effect of foreign operations.........................   (1)       (3)       (7)
        Non-deductible amortization of excess cost over fair
          market value of net assets acquired................    3         5        10
        Meals and entertainment limitation...................    3         2         5
        Other................................................   (2)        3         3
                                                               ----      ----      ----
                                                                 -         -         -
                                                               (29)%     (22)%      65%
                                                               =====     =====     =====

     Federal income tax returns of the Company for all fiscal years through 1989 and the 1993 fiscal year have been closed and all matters have been resolved. The Federal income tax returns for the 1990 and 1991 fiscal years have been audited by the Internal Revenue Service and the Company received a Notice of Proposed Adjustment. A response to the proposed adjustments has been filed. Management believes that the resolution of the proposed adjustments will not have a material adverse effect on the Company's financial position or results of operations.

(8) CAPITAL STOCK

     In August 1996, the Company amended its Restated Certificate of Incorporation pursuant to which the classes of the Company's Common and Preferred Stock were revised (the Stock Amendment). There were no accounting effects as a result of the Stock Amendment. A description of the Company's structure before and after the Stock Amendment follows:

     COMMON STOCK

     Prior to the Stock Amendment, the Company had authorized the issuance of 80,000,000 shares of Series A Common Stock and 1,000,000 shares of Series B Common Stock. Each share of Series A Common was entitled to one vote; Series B Common Stock had no voting rights. As of January 31, 1996 and 1997, no shares of Series B Common Stock were issued or outstanding.

     Subsequent to the Stock Amendment, the authorized, issued and outstanding shares of the Company's Series A Common Stock, and the voting rights, remained unchanged. The Series A Common Stock is now referred to as the Common Stock. The Company no longer had Series B Common Stock.

     On August 21, 1996, the Board of Directors authorized a one-for-three reverse stock split of the Company's Common Stock which subsequently was approved by the shareholders. All references in the consolidated financial statements to the number of common shares and per share amounts have been retroactively restated to reflect the decreased number of common shares outstanding.

     PREFERRED STOCK

     Prior to the Stock Amendment, the Company had authorized three series of Preferred Stock. The Company had 15,000,000 authorized shares of no par Series I Preferred Stock, 5,900,000 authorized shares of


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) CAPITAL STOCK (CONTINUED)

no par Series II Preferred Stock, and 4,100,000 shares of no par undesignated Preferred Stock. As of January 31, 1996 and 1997, no shares of Preferred Stock were issued or outstanding.

     Subsequent to the Stock Amendment, the Company had 20,000,000 authorized shares of no par undesignated Preferred Stock. The Company no longer had Series I or II Preferred Stock.

     In conjunction with the Indiana transaction (note 4), the Company designated a new series of Preferred Stock -- Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock). One share of no par Series A Preferred Stock was authorized. The one share of Series A Preferred Stock is entitled to receive an annual dividend of $2,700,000, payable in installments on the last day of each calendar quarter. The one share of Series A Preferred Stock was issued on November 12, 1996 and converted into 1,862,069 shares of Common Stock on November 22, 1996; a $67,000 dividend was paid on December 31, 1996.

(9) STOCK OPTIONS

     In February 1994, the Company adopted the Ticketmaster Stock Plan (the
Plan), under which 3,250,000 shares of common stock have been reserved for issuance upon exercise of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights or phantom stock awards.

     The table below summarizes stock option activity under the Plan over the past three years consisting solely of the non-qualified stock options:


                                                                          OPTION PRICE
                                                          NUMBER           (RANGE PER
                                                         OF SHARES           SHARE)
                                                         ---------      ----------------
        Options outstanding at February 1, 1994.........        --
          Granted.......................................   265,111      $14.14
          Exercised.....................................        --
          Canceled or expired...........................        --
                                                         ---------      -------------
        Options outstanding at January 31, 1995.........   265,111      $14.14
          Granted.......................................        --
          Exercised.....................................        --
          Canceled or expired...........................        --
                                                         ---------      -------------
        Options outstanding at January 31, 1996.........   265,111      $14.14
          Granted....................................... 2,801,700      $14.50
          Exercised.....................................        --
          Canceled or expired...........................    (9,900)     $14.50
                                                         ---------      -------------
        Options outstanding at January 31, 1997......... 3,056,911      $14.14 - $14.50
                                                         =========      =============
        Exercisable at January 31, 1997.................   247,437

     Options are granted at prices not less than the market value of the common stock at grant date and become exercisable over a period of 6 to 48 months. Options expire not later than 10 years after the date of grant. Options outstanding at January 31, 1997 had an average exercise price of $14.47 per share and will expire at various dates between February 2004 and October 2006, or earlier, in certain cases, if the individual is no longer employed by the Company. On January 31, 1997, the Company's underlying stock closed on the NASDAQ at a price of $14.125 per share.

     On December 15, 1993, the Company granted, outside of the Plan, options to acquire 1,331,340 shares of common stock at an exercise price of $14.14 per share. At January 31, 1997, 1,026,241 options were exercisable. The options expire on December 15, 2003. No options were exercised as of January 31, 1997.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) STOCK OPTIONS (CONTINUED)

     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


                                                                          YEAR ENDED
                                                                          JANUARY 31,
                                                                             1997
                                                                          ----------
        Net income
          As reported...................................................   $  1,792
          Pro forma.....................................................        902
        Net income per share
          As reported...................................................        .10
          Pro forma.....................................................        .05

     Pro forma net income reflects only options granted in fiscal 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 6 months to 4 years and compensation cost for options granted prior to January 31, 1996 is not considered.

     The weighted average fair value of options granted during the year was $4.81 in 1997. No options were granted in 1996. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:


                                                                          YEAR ENDED
                                                                          JANUARY 31,
                                                                             1997
                                                                          ----------
        Dividend Yield..................................................        0%
        Volatility......................................................       27%
        Risk free interest..............................................      7.2%
        Expected terms (years)..........................................        4%

     The impact of outstanding unvested stock options granted prior to 1997 has been excluded from the pro forma calculations. Accordingly, the 1996 and 1995 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

 (10) 401(K) PLAN

     The Company has a 401(k) plan covering all eligible employees, which contains an employer matching feature of 25% up to a maximum of 6% of the employee's compensation. The Company's contribution for the plan years ended December 31, 1994, 1995 and 1996 was approximately $190,000, $310,000 and
$410,000, respectively.


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(11) COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under various operating leases that expire at various dates through 2014. Future minimum lease payments are as follows as of January 31, 1997 (in thousands):


                                    YEAR ENDING
                                    JANUARY 31,                      AMOUNT
                ---------------------------------------------------  -------
                     1998..........................................  $ 7,393
                     1999..........................................    6,891
                     2000..........................................    5,803
                     2001..........................................    3,457
                     2002..........................................    2,826
                  Thereafter.......................................    3,014
                                                                     -------
                                                                     $29,384
                                                                     =======

     Additional rental payments may be required for the Company's pro rata share of certain operating expenses associated with office space leases.

     Rental expense charged to operations for operating leases was approximately $5.9 million, $4.9 million and $4.9 million and for the years ended January 31, 1995, 1996 and 1997 respectively.

(12) RELATED PARTY TRANSACTIONS

     The Company has employment contracts with certain senior executives which require through 2002, periodic payments aggregating $0.9 million to $6.2 million per year, plus performance bonuses based in part upon the annual results of operations.

     At January 31, 1996 and 1997, an affiliate of a primary lender to the Company held 196,370 shares of Common Stock, which represents less than 1% of the shares outstanding.

     The Company entered into an agreement expiring on December 31, 2003, with an affiliate of its majority shareholder, whereby in exchange for services rendered in connection with the development of the Company's web site, the Company will pay royalties ranging from 5 - 10% of ticket service charges and merchandise sold through its web site (net of defined deductions). The agreement calls for an annual minimum royalty payment of $100,000 per year (pro-rated for 1996). Royalty payments incurred for the year ended January 31, 1997 amounted to $50,000.

(13) LITIGATION AND GOVERNMENT INVESTIGATION

     The Company and several of its subsidiaries were named as defendants in several Federal and state antitrust consumer class action lawsuits. These cases, consolidated by the Judicial Panel on Multi-District Litigation, asserted among other things violations of Sections 1 and 2 of the Sherman Act. On May 31, 1996, these cases were dismissed for failure to state a claim. On June 12, 1996, plaintiffs appealed the court's decision. Oral argument was held on February 14, 1997, and the case is under advisement by the Eighth Circuit Court of Appeals.

     On March 17, 1995, Moviefone, Inc. and the Teleticketing Company, L.P. filed a complaint against the Company in the United States District Court for the Southern District of New York. The complaint asserts that the Company has violated Sections 1 and 2 of the Sherman Antitrust Act and Section 7 of the Clayton Act. On May 8, 1995, the Company filed a motion to dismiss the case in its entirety. The Court heard oral argument on September 26, 1995. On March 4, 1997, prior to the rendering of any decision by the Court on the Company's motion to dismiss, the Company received an amended complaint in which the plaintiffs assert


                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(13) LITIGATION AND GOVERNMENT INVESTIGATION (CONTINUED)

essentially the same claims as in the prior complaint but have added a RICO claim and tort claims. The Company filed a motion to dismiss the amended complaint on April 17, 1997.

     The Company also is involved in various other investigations, lawsuits and claims arising in the normal conduct of its business, including but not limited to, allegations of antitrust violations. The Company has also at times responded to inquiries from various government and state authorities. In the opinion of the Company's management, none of the Company's legal proceedings will have a material adverse effect on the Company's financial position or results of operation.

(14) SUBSEQUENT EVENTS

     In March 1997, the Company signed a letter of intent to purchase 100% of the businesses of its Canadian licensees, Vancouver Ticket Centre Limited and Ticketmaster Canada, Inc. for a combination of cash and stock for an amount not yet determined.


                          QUARTERLY FINANCIAL SUMMARY
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                   APRIL 30     JULY 31     OCTOBER 31     JANUARY 31
                                                   --------     -------     ----------     ----------
FISCAL YEAR ENDED JANUARY 31, 1997
  Revenues........................................  $46,741     $53,218      $ 62,578       $ 68,424
  Operating Income................................      427       3,069         4,745          5,422
  Net income (loss)...............................   (1,979)       (439)        2,849          1,361
  Earnings (loss) per share.......................  $ (0.13)    $ (0.03)     $   0.19       $   0.06

FISCAL YEAR ENDED JANUARY 31, 1996
  Revenues........................................  $42,302     $41,428      $ 38,196       $ 39,324
  Operating Income................................    2,639       1,254           252         (1,435)
  Net loss........................................     (728)     (1,598)       (2,660)        (3,109)
  Loss per share..................................  $ (0.05)    $ (0.10)     $  (0.17)      $  (0.20)


                          INDEPENDENT AUDITORS' REPORT

The Venturers:
Ticketmaster Northwest (A Joint Venture)

We have audited the accompanying balance sheet of Ticketmaster Northwest (A Joint Venture) as of January 31, 1997, and the related statements of income and venturers' capital, and cash flows for the year then ended. These financial statements are the responsibility of Ticketmaster Northwest's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ticketmaster Northwest (A Joint Venture) as of January 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
March 12, 1997, except for Note 7,
  which is as of April 22, 1997


                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                                 BALANCE SHEET
                                JANUARY 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Current assets:
  Cash and cash-equivalents.........................................................  $4,952
  Accounts receivable, ticket sales.................................................     502
  Accounts receivable, trade........................................................     176
  Due from affiliates...............................................................     208
  Prepaid expenses..................................................................     268
                                                                                      ------
          Total current assets......................................................   6,106
Noncurrent assets:
  Equipment and leasehold improvements, net.........................................     544
  Other assets......................................................................     358
                                                                                      ------
                                                                                      $7,008
                                                                                      ======

                             LIABILITIES AND VENTURERS' CAPITAL
Current liabilities:
  Accounts payable, trade...........................................................  $  134
  Accounts payable, clients.........................................................   4,359
  Accrued expenses..................................................................     332
  Deferred income and other.........................................................      71
                                                                                      ------
          Total current liabilities.................................................   4,896
Venturers' capital..................................................................   2,112
                                                                                      ------
                                                                                      $7,008
                                                                                      ======

                See accompanying notes to financial statements.


                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                   STATEMENT OF INCOME AND VENTURERS' CAPITAL
                       FISCAL YEAR ENDED JANUARY 31, 1997
                                 (IN THOUSANDS)

Revenue............................................................................  $ 9,651
Operating costs, expenses and other items:
  Operating costs..................................................................    4,712
  Selling, general and administrative..............................................    1,838
  Depreciation.....................................................................      225
                                                                                     -------
          Net income...............................................................    2,876
Venturers' capital at beginning of year............................................    1,286
Distribution to venturers..........................................................   (2,050)
                                                                                     -------
Venturers' capital at end of year..................................................  $ 2,112
                                                                                     =======

                See accompanying notes to financial statements.


                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                            STATEMENT OF CASH FLOWS
                       FISCAL YEAR ENDED JANUARY 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net income.......................................................................  $ 2,876
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation..................................................................      225
  Changes in operating assets and liabilities:
     Accounts receivable...........................................................      (35)
     Due from affiliates...........................................................      (73)
     Prepaid expenses..............................................................      (15)
     Other assets..................................................................     (297)
     Accounts payable, trade.......................................................       23
     Accounts payable, clients.....................................................   (3,878)
     Accrued expenses..............................................................      (80)
     Deferred income and other.....................................................       71
                                                                                     -------
  Net cash used in operating activities............................................   (1,183)
Cash used in investing activities-purchases of equipment and leasehold
  improvements.....................................................................     (212)
Cash used in financing activities-distribution to venturers........................   (2,050)
                                                                                     -------
  Net decrease in cash and cash-equivalents........................................   (3,445)
Cash and cash-equivalents, beginning of year.......................................    8,397
                                                                                     -------
Cash and cash-equivalents, end of year.............................................  $ 4,952
                                                                                     =======

                See accompanying notes to financial statements.


                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Ticketmaster Northwest (Joint Venture) is a Washington joint venture and is 50% owned by Ticketmaster Corporation of Washington (TCW) and HBI Financial Inc.
(HBI) respectively. The Joint Venture is engaged in the business of providing computerized ticketing services to venues and promoters primarily in the State of Washington. The Joint Venture's profits and losses are shared by joint venturers in proportion to their equal ownership interests.

  Revenue Recognition

     Revenue from ticket operations is recognized as tickets are sold.

  Cash and Cash Equivalents

     The Company classifies all highly liquid debt instruments purchased with an original maturity of three months or less as cash equivalents.

  Accounts Receivable, Ticket Sales

     Accounts receivable, ticket sales are principally from ticketing outlets and represent the face value of the tickets sold plus convenience charges, generally net of outlet commissions. The Joint Venture performs credit evaluations of new ticket outlets, which are reviewed and updated periodically, requiring collateral as circumstances warrant.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets of three to five years or, for leasehold improvements, the term of the lease, if shorter. When assets are retired or otherwise disposed of, the cost is removed from the asset account and the corresponding accumulated depreciation is removed from the related allowance account and any gain or loss is reflected in results of operations.

  Concentration of Credit Risk

     The Joint Venture places its cash equivalents principally in money market accounts with its banks. The money market investments are diverse and generally short-term and, therefore, bear minimal risk. The Joint Venture has not experienced any losses on its money market investments.

  Accounts Payable, Clients

     Accounts payable, clients represents contractual amounts due to clients for tickets sold by the Joint Venture on behalf of the organizations that sponsor events.

  Income Taxes

     No provision has been made for Federal and state income taxes, since these taxes are the responsibility of the joint venturers.


                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Financial Instruments

     The estimated fair values of cash, accounts receivable, due from venturers, accounts payable and accrued expenses approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted to provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be "Disposed Of," on February 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows, (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

(2) EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

     Equipment and leasehold improvements at January 31, 1997 are summarized as follows (in thousands):

        Telephone and computer equipment....................................  $  967
        Furniture and equipment.............................................      31
        Leasehold improvements..............................................     178
                                                                              ------
                                                                               1,176
        Less accumulated depreciation.......................................    (632)
                                                                              ------
                                                                              $  544
                                                                              ======

(3) OTHER ASSETS

     During the fiscal year ended January 31, 1997, pursuant to the renewal of an agreement to provide ticketing services, the Joint Venture was required to pay a recoupable advance of $500,000 against revenue to be earned over a three-year period. As of January 31, 1997, $125,000 was included as prepaid expenses and $357,000 was included in other assets.


                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) COMMITMENTS AND CONTINGENCIES

     The Joint Venture leases office space and equipment under various operating leases which expire through 1999. Future minimum lease payments are as follows as of January 31, 1997 (in thousands):


                               YEAR ENDING JANUARY 31                         AMOUNT
        --------------------------------------------------------------------  ------
                1998........................................................   $127
                1999........................................................    127
                2000........................................................     72
                                                                              ------
                                                                               $326
                                                                              ======

     Rental expenses charged to operations for operating leases was approximately $130,000 for the year ended January 31, 1997.

(5) 401(K) PLAN

     Ticketmaster Corporation has a 401(k) Plan covering all eligible employees of the Joint Venture. The Plan contains an employer matching feature of 25% up to a maximum of 6% of the employee's compensation. The Joint Venturer's contribution for the plan year ended December 31, 1996 was approximately $18,000.

(6) RELATED PARTY TRANSACTIONS

     Charges from the venturers and affiliates under various agreements were as follows for the year ended January 31, 1997 (in thousands):


        Management Fees (royalties)............................................  $24
        Reimbursements for other services......................................   10
        Purchases of equipment from the venturers..............................   40

(7) SUBSEQUENT EVENT

     On February 24, 1997, TCW filed a complaint against HBI seeking dissolution of the Joint Venture. On March 17, 1997, HBI filed a counterclaim against TCW seeking a declaratory judgment that TCW by its actions in filing the lawsuit dissolved the Joint Venture in contravention to the joint venture agreement. On April 11, 1997, TCW filed a motion of summary judgment asserting that since the Joint Venture had an indefinite term, it could be dissolved under Washington law, at the will of either partner. On April 22, 1997, HBI filed its response and a motion for partial summary judgment.


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ticketmaster Canada Holdings Ltd.

We have audited the consolidated balance sheets of Ticketmaster Canada Holdings Ltd. as at February 28, 1997 and February 29, 1996 and the consolidated statements of income and retained earnings and changes in financial position for the years ended February 28, 1997, February 29, 1996 and February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated balance sheets present fairly, in all material respects, the financial position of the Company as at February 28, 1997 and February 29, 1996 and the statements of income and retained earnings and changes in financial position present fairly, in all material respects, the results of its operations and the changes in its financial position for the years ended February 28, 1997, February 29, 1996 and February 28, 1995 in accordance with generally accepted accounting principles.

                                          KPMG
                                          Chartered Accountants

Vancouver, Canada
May 13, 1997


                       TICKETMASTER CANADA HOLDINGS LTD.

                          CONSOLIDATED BALANCE SHEETS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                  A S S E T S


                                                                    FEBRUARY 28,    FEBRUARY 29,
                                                                       1997            1996
                                                                    -----------     -----------
Current assets:
  Cash and short-term investments.................................  $21,974,432     $16,689,784
  Accounts receivable:
     Ticket sales.................................................    2,239,844       2,759,034
     Other........................................................    2,041,405       1,454,506
  Receivable from affiliates......................................           --         386,887
  Receivable from shareholders....................................           --           8,512
  Inventory.......................................................           --          16,101
  Prepaid expenses and deposits...................................    1,055,395       1,052,624
                                                                    -----------     -----------
          Current assets..........................................   27,311,076      22,367,448
  Property and equipment..........................................    4,248,278       4,742,574
  Rental property and equipment...................................           --         292,274
  Intangible and other assets, net................................    2,564,683       2,202,068
  Deferred income taxes...........................................      160,500         157,500
                                                                    -----------     -----------
                                                                    $34,284,537     $29,761,864
                                                                    ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of debt.........................................  $   533,324     $   744,347
  Accounts payable:
     Trade........................................................    1,788,749         823,906
     Clients......................................................   20,135,591      17,209,956
  Accrued liabilities.............................................    1,978,516       1,865,505
  Shareholder bonuses payable.....................................      262,886         700,000
  Income taxes payable............................................      932,220          66,063
  Deferred revenue................................................      585,170       1,048,993
                                                                    -----------     -----------
          Current liabilities.....................................   26,216,456      22,458,770
Long-term debt....................................................    1,257,073       1,050,621
Payable to shareholders...........................................           --         927,121
                                                                    -----------     -----------
Shareholders' equity:
  Share capital...................................................    6,587,528       2,531,577
  Retained earnings...............................................      223,480       2,793,775
                                                                    -----------     -----------
          Total shareholders' equity..............................    6,811,008       5,325,352
Commitments and contingencies.....................................
                                                                    -----------     -----------
                                                                    $34,284,537     $29,761,864
                                                                    ===========     ===========

          See accompanying notes to consolidated financial statements.


                       TICKETMASTER CANADA HOLDINGS LTD.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                        (EXPRESSED IN CANADIAN DOLLARS)


                                                                      YEAR ENDED
                                                      -------------------------------------------
                                                      FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                         1997            1996            1995
                                                      -----------     -----------     -----------
Revenue:
  Ticketing operations..............................  $34,868,202     $29,162,739     $31,188,405
  Other revenue.....................................    1,138,565       1,521,984         557,362
                                                      -----------     -----------     -----------
                                                       36,006,767      30,684,723      31,745,767

Expenses:
  Ticketing operations..............................   19,158,296      17,191,817      17,319,678
  Ticketing, selling, general and administrative....    9,304,008       8,472,548       8,054,097
  Shareholder bonuses...............................    1,410,859         775,778       2,019,949
  Depreciation and amortization.....................    1,414,790       1,380,166       1,202,757
  Interest..........................................      186,541         220,533         214,821
                                                      -----------     -----------     -----------
                                                       31,474,494      28,040,842      28,811,302
                                                      -----------     -----------     -----------
                                                        4,532,273       2,643,881       2,934,465
Other expenses (income).............................      471,390         (55,154)       (132,283)
                                                      -----------     -----------     -----------
Income before income taxes..........................    4,060,883       2,699,035       3,066,748

Income taxes:
  Current...........................................    1,927,808       1,009,954         985,266
  Deferred..........................................       (3,000)        120,803         313,881
                                                      -----------     -----------     -----------
                                                        1,924,808       1,130,757       1,299,147
                                                      -----------     -----------     -----------
Net income..........................................    2,136,075       1,568,278       1,767,601
Retained earnings (deficit), beginning of year......    2,793,775       1,654,732         (15,046)
                                                      -----------     -----------     -----------
                                                        4,929,850       3,223,010       1,752,555
Dividends...........................................      650,419         429,235          97,823
Reclassification of retained earnings into share
  capital...........................................    4,055,951              --              --
                                                      -----------     -----------     -----------
Retained earnings, end of year......................  $   223,480     $ 2,793,775     $ 1,654,732
                                                      ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.


                       TICKETMASTER CANADA HOLDINGS LTD.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                        (EXPRESSED IN CANADIAN DOLLARS)


                                                                          YEAR ENDED
                                                          ------------------------------------------
                                                          FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                              1997           1996           1995
                                                          ------------   ------------   ------------
Cash provided by (used in):
Operations:
  Net income............................................. $  2,136,075   $  1,568,278   $  1,767,601
  Items not involving cash:
     Depreciation and amortization.......................    1,414,790      1,380,166      1,202,757
     Equity (loss) of an affiliate.......................        1,173        (82,293)      (173,368)
     Write-off of receivable from an affiliate...........      333,360             --             --
     Depreciation and amortization of rental property and
       equipment.........................................       13,969         14,439         17,000
     Deferred income taxes...............................       (3,000)       120,803        313,881
     Loss (gain) on disposal of property and equipment...      102,828         (6,037)            --
  Net change in non-cash operating working capital.......    4,564,330     (6,629,878)    10,188,585
                                                           -----------    -----------    -----------
                                                             8,563,525     (3,634,522)    13,316,456
Financing:
  Advances (repayments) from affiliated companies........       53,527        (35,019)       (59,385)
  Repayment of long-term debt............................     (711,958)    (1,176,288)      (217,680)
  Advances to shareholders...............................     (918,609)       110,918       (508,398)
  Dividends..............................................     (650,419)      (429,235)       (97,823)
  Proceeds from long-term debt...........................      872,557             --        690,000
  Increase (decrease) of obligations under capital
     lease...............................................     (165,170)        71,966        563,390
                                                           -----------    -----------    -----------
                                                            (1,520,072)    (1,457,658)       370,104
Investments:
  Proceeds from sale of rental property and equipment....      279,377             --             --
  Purchase of property and equipment.....................     (745,063)      (841,985)    (2,201,605)
  Proceeds from sale of property and equipment...........       44,376         23,483         18,728
  Advances of convenience charge participations..........   (1,675,000)            --             --
  Repayment of advance convenience charge
     participation.......................................      543,577             --             --
  Dividends received from an affiliate...................           --         96,075        236,741
  Proceeds (purchase) of rental property equipment.......       (1,072)         1,397             --
  Advance note receivable................................     (250,000)            --       (437,500)
  Reduction note receivable..............................       45,000             --             --
  Acquisition of ticketing rights........................           --             --       (500,000)
                                                           -----------    -----------    -----------
                                                            (1,758,805)      (721,030)    (2,883,636)
                                                           -----------    -----------    -----------
Increase (decrease) in cash and short-term investments...    5,284,648     (5,813,210)    10,802,924
Cash and short-term investments, beginning of year.......   16,689,784     22,502,994     11,700,070
                                                           -----------    -----------    -----------
Cash and short-term investments, end of year............. $ 21,974,432   $ 16,689,784   $ 22,502,994
                                                           ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.


                       TICKETMASTER CANADA HOLDINGS LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Ticketmaster Canada Holdings Ltd. (the "Company") is the leading provider of automated ticketing services in Canada with clients including the country's foremost entertainment facilities promoters and professional sports franchises. The Company provides automated ticketing services to organizations that sponsor events which enable patrons alternatives to purchasing tickets through operator-staffed call centers, the Internet and independent sales outlets remote to the facility box office.

PRINCIPLES OF CONSOLIDATION AND PRESENTATION

     The Company was formed by the amalgamation of certain companies principally Vancouver Ticket Center Ltd. and Ticketmaster Canada Inc. (the "Companies"), which amalgamation took place in contemplation of the acquisition of the Companies by Ticketmaster Group, Inc. in a transaction pursuant to an agreement dated May 13, 1997 (See Note 7). The amalgamation has been accounted for under the pooling-of-interest method whereby the assets and liabilities of the Companies are carried forward in the accounts of the Company at their carrying values in the records of the predecessor companies and the operations are the combined operations of the Companies. All intercompany balances and transactions have been eliminated.

     The Consolidated Balance Sheet at February 28, 1997 has been adjusted to give effect to certain transactions that occurred subsequent to that date relating to the acquisition of the Company by Ticketmaster Group, Inc. The adjustment gives effect to the settlement of all amounts due to or from shareholders along with a dividend and sale of non-ticketing assets to the former shareholders aggregating $260,000 and $157,422 respectively. Accordingly, the accompanying balance sheet at February 28, 1997 includes the assets acquired and liabilities assumed by Ticketmaster Group, Inc. in its acquisition of the amalgamated Companies.

ACCOUNTING PRINCIPLES

     These financial statements have been prepared based on accounting principles generally accepted in Canada. These accounting principles are not materially different from accounting principles generally accepted in the U.S. for the Company.

REVENUE RECOGNITION

     The Company recognizes convenience charge revenue as tickets are sold, and user fee revenue upon completion of the event.

RENTAL PROPERTY

     Rental property is recorded at the lower of cost or net recoverable amount. Depreciation is calculated using a declining-balance method at a rate of 4%.


                       TICKETMASTER CANADA HOLDINGS LTD.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the following methods and annual rates:

                    ASSET                            BASIS                   RATE
        -----------------------------    -----------------------------    -----------

        Building                         straight-line                     20 years
        Computer equipment               declining-balance                 20% - 30%
        Furniture, fixtures and
          equipment                      declining-balance                 20% - 30%
        Automobiles                      declining-balance                    30%
        Equipment under capital lease    straight-line over term of
                                         lease
        Leasehold improvements           straight-line over term of
                                         lease

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2. PROPERTY AND EQUIPMENT

     Property and Equipment consisted of the following:


                                                                       1997           1996
                                                   ACCUMULATED       NET BOOK       NET BOOK
                                      COST         DEPRECIATION       VALUE          VALUE
                                   -----------     ------------     ----------     ----------
        Land.....................  $   600,000      $        --     $  600,000     $  600,000
        Buildings and
          leaseholds.............    1,245,881          589,981        655,900        748,815
        Computer equipment.......    7,117,427        5,196,784      1,920,643      2,098,064
        Furniture and
          equipment..............    1,593,524          961,218        632,306        667,791
        Equipment under capital
          leases.................      871,448          432,019        439,429        627,904
                                   -----------       ----------     ----------     ----------
                                   $11,428,280      $ 7,180,002     $4,248,278     $4,742,574
                                   ===========       ==========     ==========     ==========

3. INTANGIBLE AND OTHER ASSETS, NET

     Intangible and other long term assets consisted of the following:


                                                              FEBRUARY 28,     FEBRUARY 29,
                                                                  1997             1996
                                                              ------------     ------------
        Acquired ticketing rights...........................   $   250,000      $   350,000
        Advances of participations in convenience charges...       731,423               --
        Cost in excess of assets acquired...................     1,190,760        1,413,395
        Note receivable.....................................       392,500          437,500
        Other...............................................            --            1,173
                                                              ------------     ------------
                                                               $ 2,564,683      $ 2,202,068
                                                                 =========        =========


                       TICKETMASTER CANADA HOLDINGS LTD.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)

3. INTANGIBLE AND OTHER ASSETS, NET (CONTINUED)
     Acquired ticketing rights are recorded at cost and are being amortized over the lesser of the life of the contract or five years. Cost in excess of net assets acquired is recorded at cost and is being amortized on a straight-line basis over ten years.

     Advances of participations in convenience charges bear interest at bank prime plus 1.5%, except at February 28, 1997 $171,776 is non-interest bearing. The advances will be repaid by applying certain ticket convenience charge participations payable by the Company to the promoters in 1998 through 2006.

     The Note Receivable is non-interest bearing and is being repaid through quarterly installments of $62,500 and by the application of certain fees payable by the Company to a ticketing services client in 1997, 1998 and 1999.

4. LONG-TERM DEBT

     Long-term debt consisted of the following:


                                                                     1997           1996
                                                                  ----------     ----------
    Western Economic Diversification unsecured loan:
      Payable in monthly installments of $6,000 including
         interest at 7.34% per annum to July 1, 1997............  $   30,000     $   90,000
      Non-interest bearing, payable in monthly installments of
         $6,000 commencing August 1, 1997.......................     268,217        270,000
                                                                  ----------     ----------
                                                                     298,217        360,000
      Term demand loan, payable in monthly installments of
         $3,333 plus interest at prime plus 1% per annum,
         secured by a general securities agreement with a fixed
         charge on certain equipment............................     106,667        146,667
      Term demand loan, payable in quarterly installments of
         $62,500 plus interest at prime plus 1% per annum,
         secured by a floating charge on all Company assets.....     872,557        217,234
      Term demand loan, payable in monthly installments of
         $20,883 plus interest at prime plus 1.25% secured by a
         registered general security agreement with a floating
         charge on all assets...................................          --        250,001
      Term demand loan, payable in monthly installments of
         $1,022 including interest at 7.75% per annum, secured
         by a mortgage on rental property (note 2)..............          --        141,317
      Capitalized lease obligations, plus interest at rates
         ranging from 6% to 10%.................................     511,313        676,483
      Other.....................................................       1,643          3,266
                                                                  ----------     ----------
                                                                   1,790,397      1,794,968
    Less: Current portion.......................................     533,324        744,347
                                                                  ----------     ----------
                                                                  $1,257,073     $1,050,621
                                                                  ==========     ==========

     Principal repayments on long-term debt due in each of the next five years as follows:

            1998.....................................................  $  533,324
            1999.....................................................     558,485
            2000.....................................................     492,031
            2001.....................................................     194,557
            2002.....................................................      12,000
                                                                       ----------
                                                                       $1,790,397
                                                                       ==========


                       TICKETMASTER CANADA HOLDINGS LTD.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)

5. SHARE CAPITAL

     The share capital of the Company is as follows:

          AUTHORIZED:


 50,000,000  class A voting common shares without par value
 50,000,000  class B voting common shares with a par value of $0.001 per share
 50,000,000  class C non-voting common shares with a par value of $0.001 per share
 50,000,000  class A non-voting preferred shares with a par value of $0.01 per share, redeemable at $100 per share
 50,000,000  class B non-voting preferred shares without par value, redeemable at $1 per share


          ISSUED:



                                                                    FEBRUARY 28,
                                                                        1997
                                                                    -----------

    293,530  class A common shares...............................    $   47,422
      1,000  class B common shares...............................             1
 12,887,761  class C common shares...............................        12,888
 15,642,802  class B preferred shares............................     6,527,217
                                                                     ----------
                                                                     $6,587,528
                                                                     ==========

6. COMMITMENTS AND CONTINGENCY

     The Company has entered into operating leases for office premises, equipment and automobiles. Minimum annual lease payments required are approximately as follows:

            1998......................................................  $332,453
            1999......................................................   171,139
            2000......................................................    86,275
            2001......................................................    30,480
            2002......................................................    14,280
                                                                        --------
                                                                        $634,627
                                                                        ========

     The Company is also committed to pay its share of operating costs related to the premises leases.

     The Company has guaranteed certain obligations of a related company by virtue of common directors, in the amount of $207,000 which during 1997 filed for bankruptcy. The Company has not provided for the guarantee as the outcome is not determinable at this time.

7.  SUBSEQUENT EVENT

     Pursuant to an agreement dated May 13, 1997, all the outstanding share capital of the Company was purchased by Ticketmaster Group, Inc.


                            TICKETMASTER GROUP, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED JANUARY 31, 1997


                                              THREE
                                           MONTHS ENDED
                                           JANUARY 31,                                        TICKETMASTER
                                               1997            ACQUIRED        PRO FORMA        ADJUSTED
                                           (HISTORICAL)       BUSINESSES      ADJUSTMENTS      PRO FORMA
                                          --------------     ------------     -----------     ------------
                                                                   (IN THOUSANDS)
NET REVENUES:
  Ticket operations.......................    $ 60,664          $   --          $    --         $ 60,664
  Other...................................       7,760             543               --            8,303
                                              -------            -----          -------          -------
          Total net revenues..............      68,424             543               --           68,967
                                              -------            -----          -------          -------
Operating costs and expenses:
  Cost of sales...........................       4,268            (100)              --            4,168
  Selling, general and administrative.....      54,999             603               --           55,602
  Depreciation and amortization...........       4,400              38              363(A)         4,801
                                              -------            -----          -------          -------
          Total operating costs and
            expenses......................      63,667             541              363           64,571
                                              -------            -----          -------          -------
          Operating profit................       4,757               2             (363)           4,396
                                              -------            -----          -------          -------
  Interest income (expense), net..........      (2,414)            (22)             385(B)        (2,051)
  Other income............................         665              --               10(C)           675
                                              -------            -----          -------          -------
                                               (1,749)             (22)             395           (1,376)
                                              -------            -----          -------          -------
Earnings (loss) before income taxes and
  minority interest.......................       3,008             (20)              32            3,020
Income tax (expense) benefit..............      (1,608)             --               (4)(D)       (1,612)
Minority interest (expense) benefit.......         (39)             --               28(E)           (11)
                                              -------            -----          -------          -------
NET EARNINGS (LOSS).......................    $  1,361          $  (20)         $    56         $  1,397
                                              =======            =====          =======          =======


                            TICKETMASTER GROUP, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 1997

(A) Represents depreciation arising from the purchase of the building which serves as corporate headquarters and amortization arising from the purchased user agreements and excess purchase price paid for the net assets of a joint venture partner's 50% equity interest in Ticketmaster-Indiana, a minority shareholder's 20% equity interest in the Company's Florida operating subsidiary and a minority shareholder's 20% equity interest in the Company's Texas operating subsidiary. The purchased user agreements are being amortized using a discounted cash flow method through the expiration date of the underlying contracts, generally ranging from 3 to 10 years. The cost in excess of net assets acquired is being amortized over a 30 year period.

(B) Represents the reduction in interest expense resulting from the repayment of indebtedness under the Company's Credit Agreement at rates of interest incurred by the Company during the period, approximately 7.0%.

(C) Represents the consolidation of income earned by Ticketmaster-Indiana and the European Joint Venture.

(D) Represents the related income tax effect of the pro forma adjustments utilizing a statutory Federal rate of 34% and a statutory rate for state and foreign taxes based on the rate in the applicable jurisdiction.

(E) Represents a decrease in the minority interests held by the minority shareholders in Ticketmaster's Florida and Texas operating subsidiaries.

                                      35